EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-4) and related Prospectus of Point Therapeutics, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2007, with respect to the consolidated financial statements of Point Therapeutics, Inc., Point Therapeutics, Inc.’s management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Point Therapeutics, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Boston, Massachusetts

November 21, 2007